Exhibit 99.1

Media contact:	Investor Relations contact:
Donna Owens Cox	Jason Thompson
tel (804) 327-5292	tel (203) 461-7616

MeadWestvaco Reports Solid Third Quarter Results

Significantly Stronger Packaging Results Drive Improved Margins

RICHMOND, VA – November 1, 2006— MeadWestvaco Corporation (NYSE: MWV) today reported net income for the third quarter of $56 million, or $0.31 per share. Included in the third quarter results is an after-tax restructuring charge of $12 million, or $0.07 per share, primarily related to employee termination costs and facility closures. In addition, the company incurred one-time after-tax costs of $6 million, or $0.03 per share, related to the company’s cost initiative. Sales in the third quarter were $1.75 billion, an 11% increase compared to sales in the third quarter of 2005.

MeadWestvaco’s stronger third quarter results reflect revenue and operating profit growth across its major businesses versus the year-ago quarter. Improved demand and pricing drove the company’s overall operating income and operating margin higher compared to the year-ago quarter. In Packaging, profitability increased substantially compared to the prior year as solid demand, higher selling prices and improved productivity at the mills offset higher costs for raw materials and energy. In Consumer & Office Products, increased year-over-year sales and profitability reflect strong seasonal demand for back-to-school products and a better sales mix. In Specialty Chemicals, stronger demand and price recovery drove revenue growth.

“MeadWestvaco delivered a solid quarter by any measure,” said John A. Luke, Jr., chairman and chief executive officer. “We showed excellent improvement in our packaging business, and our newest acquisition, Calmar, performed above expectations. As we move forward, we remain intensely focused on generating profitable growth through innovative, high-value products, better pricing and enhanced productivity as we become the global leader in consumer packaging and packaging solutions.”

Quarterly Comparison

In the third quarter of 2005, net income was $55 million, or $0.30 per share. Included in net income were after-tax restructuring charges of $7 million, or $0.04 per share and after-tax gains on the sale of forestlands of $10 million, or $0.05 per share. The third quarter of 2005 also included after-tax hurricane-related costs of $13 million, or $0.07 per share.

Outlook

MeadWestvaco expects overall fourth quarter operating profitability to be above year-ago levels. While the company expects demand for paperboard to be seasonally slower in the fourth quarter, paperboard demand is still expected to be comparatively strong and above year-ago levels. In addition, the company is continuing to implement price increases to offset historically high cost inflation for key inputs. Sequentially, seasonal strength in the company’s Consumer & Office Products segment as well as in the company’s media business is expected to offset seasonal slowing in the paperboard packaging and Specialty Chemicals businesses.

Overall, year-over-year improvements in price and mix are expected to continue to more than offset cost inflation.

Packaging

In its Packaging business, MeadWestvaco’s largest segment, third quarter sales increased 10% to $1.2 billion from $1.1 billion in the year-ago quarter. The segment’s third quarter operating profit increased 43% to $120 million from $84 million in last year’s third quarter. Stronger year-over-year revenue growth from improved pricing for the company’s paperboard products and from the addition of Calmar in the most recent quarter was partially offset by weakness in global beverage and media packaging, as well as by lower demand for personal care, tobacco and healthcare packaging. Strong year-over-year operating profit growth was driven by better demand for paperboard products, improved paperboard pricing and sales mix and overall mill productivity gains. Year-ago quarter results were affected by direct damages and higher costs due to hurricane-related disruptions.

For the quarter, Calmar’s performance was solid as sales and operating results were driven by strong volume growth in North American personal care and cleaning and chemical markets, as well as by improved pricing and manufacturing performance.

Consumer & Office Products

In the Consumer & Office Products segment, sales increased 7% to $339 million from $317 million in the third quarter last year. Operating profit increased 11% to $49 million from $44 million in the prior year, driven largely by strong sales of value-added back-to-school products. Operating profit was negatively impacted by higher operating costs, especially cost for uncoated paper.

Specialty Chemicals

In the Specialty Chemicals segment, third quarter 2006 sales of $131 million increased 24% from $106 million in the year-ago quarter. Third quarter 2006 operating profit of $15 million was unchanged versus the same year-ago quarter. Strong demand and improved pricing were somewhat offset by increased costs for raw materials, principally crude tall oil. The company is continuing to pursue product price increases to offset inflated raw materials costs. Sales increased over the prior year in global printing ink resins and activated carbon.

Other Items

In the quarter, prices for energy, wood, raw materials and freight increased about $35 million over the prior year. Capital spending in the first nine months of 2006 was $186 million, compared with $201 million in last year’s nine-month period, and remained well below the level of depreciation expense for the comparable period.

Cash flow from continuing operations was approximately $165 million for the third quarter of 2006 compared to $20 million in the same quarter last year. Some of this cash was used to pay down approximately $120 million of commercial paper borrowing as of October 31, 2006.

On September 1, 2006, MeadWestvaco paid a regular quarterly dividend of $0.23 per share to stockholders of record at the close of business on August 4, 2006.

Conference Call

MeadWestvaco will broadcast its third quarter analyst conference call today at 10 a.m. (ET), with access available via Internet and by telephone. To access via the Internet, go to the company’s home page at www.meadwestvaco.com and access the link to Investor Information, then Financial Calendar, and look for the link to the webcast. Investors may participate in the live conference call by dialing 1(888) 276-0010 (toll-free domestic) or 1 (612) 332-0634 (international); passcode: MeadWestvaco. Please call to register at least ten minutes before the conference call begins. A replay of the call will be available for one month via the telephone, starting around 12:00 noon (ET) today and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (internationally); access code: 806164.

About MeadWestvaco

MeadWestvaco is a global packaging company that delivers high-value packaging solutions and products to the world’s most recognized companies in the food and beverage, media and entertainment, personal care, home and garden, cosmetic and healthcare industries. The company also has market-leading positions in its Consumer & Office Products, Specialty Chemicals and Specialty Papers businesses. MeadWestvaco, with operations in more than 29 countries, has been selected for the Dow Jones Sustainability Indexes, and manages all of its forestlands in accordance with internationally recognized forest certification standards. For more information, please visit www.meadwestvaco.com.

Forward-looking Statement

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings expected from the company’s general and administrative cost reduction initiative; the relocation of key corporate functions to a new location; the reorganization of the company’s packaging business units and the integration of Calmar; competitive pricing for the company’s products; changes in raw materials pricing; energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; adverse results in current or future litigation, currency movements and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2005, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share data (Unaudited)	Third Quarter ended September 30,		Three Quarters ended September 30,
	2006	2005	2006	2005
Net sales	$1,751	$1,583	$4,755	$4,543

Cost of sales	1,416	1,295	3,951	3,745
Selling, general and administrative expenses	217	199	644	567
Interest expense	57	52	157	158
Other (income) expense, net	(7)	(34)	(59)	1

Income from continuing operations before income taxes	68	71	62	72
Income tax provision	12	16	10	13

Income from continuing operations	56	55	52	59
Loss from discontinued operations, net of tax	—	—	—	(93)

Net income (loss)	$56	$55	$52	$(34)

Income (loss) per share, basic and diluted:
Income from continuing operations	$0.31	$0.30	$0.29	$0.30
Discontinued operations	—	—	—	(0.48)

Net income (loss)	$0.31	$0.30	$0.29	$(0.18)

Shares used to compute net income (loss) per share:
Basic	180.8	182.3	180.7	195.4
Diluted	181.4	183.3	181.2	196.5

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)	At September 30, 2006	At December 31, 2005
Assets
Cash and cash equivalents	$135	$297
Accounts receivable, net	991	922
Inventories	819	714
Other current assets	100	97

Current assets	2,045	2,030

Property, plant, equipment and forestlands, net	4,519	4,487
Prepaid pension asset	1,029	994
Goodwill	861	559
Other assets	995	838

	$9,449	$8,908

Liabilities and shareholders’ equity
Accounts payable	$532	$416
Accrued expenses	669	613
Notes payable and current maturities of long-term debt	270	13

Current liabilities	1,471	1,042

Long-term debt	2,417	2,417
Other long-term obligations	768	814
Deferred income taxes	1,263	1,152
Shareholders’ equity	3,530	3,483

	$9,449	$8,908

Business Segment Information

In millions (Unaudited)	Third Quarter ended September 30,		Three Quarters ended September 30,
	2006	2005	2006	2005
Sales
Packaging	$1,242	$1,125	$3,476	$3,322
Consumer & Office Products	339	317	794	797
Specialty Chemicals	131	106	376	318
Corporate and other [1]	45	52	154	157

Total	1,757	1,600	4,800	4,594
Intersegment eliminations	(6)	(17)	(45)	(51)

Consolidated totals	$1,751	$1,583	$4,755	$4,543

Segment profit (loss)
Packaging	$120	$84	$268	$259
Consumer & Office Products	49	44	61	71
Specialty Chemicals	15	15	43	33
Corporate and other [2]	(116)	(72)	(310)	(291)

Consolidated totals [3]	$68	$71	$62	$72

[1]	Revenue included in Corporate and other includes specialty paper sales and timber sales of the forestry operation, and excludes proceeds from the sale of forestlands.
[2]	Corporate and other may include goodwill impairment charges, minority interest, debt retirement charges, restructuring charges and one-time costs, pension income, interest expense and income, results for specialty paper and forestry operations and gains on asset sales.
[3]	Consolidated totals represent income from continuing operations before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

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